SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 22, 2002

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

1-3034	41-0448030

(Commission File Number)	(IRS Employer Identification No.)

800 Nicollet Mall, Mpls, MN	55402

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	612-330-5500

(Former name or former address, if changed since last report)

Item 5. Other Events

Xcel Energy Inc. has received several inquiries regarding the cash or other collateral that would need to be provided by its subsidiary, NRG Energy, Inc., if the unsecured credit rating of NRG Energy were to cease to be investment grade. The following is provided in response to those inquiries.

NRG Energy’s unsecured credit rating is BBB- by Standard & Poors’s and Baa3 by Moody’s Investors Service. In December 2001, Moody’s placed NRG Energy’s credit rating on review for potential downgrade. If Moody’s subsequently downgraded NRG Energy, many of the corporate guarantees and commitments that it currently has in place would need to be supported with letters of credit or cash collateral within 5 to 30 days. As of December 31, 2001, the amount of collateral required if NRG Energy were downgraded was approximately $960 million. Of the $960 million in collateral that could be required, approximately $200 million relates to NRG Energy’s guarantees of debt service reserve accounts required by some of its project-level financings, approximately $400 million relates to NRG Energy’s power marketing activities; and $360 million would be required to support its Contingent Equity Guarantee associated with the $2 billion Construction/Acquisition Revolver.

Because NRG Energy places a maximum amount on all of its guarantees in place to support power marketing activities, and because of the relatively small number of margin accounts in place, even very large changes in market conditions would not have a material impact on the amount of collateral that would be required for NRG Power Marketing in the event of a downgrade.

In the event of a downgrade, NRG Energy would expect to meet the collateral obligations with cash on hand, available credit lines provided under the revolving line of credit, liquidity support from Xcel Energy and potentially from the issuance of debt into the capital markets. NRG’s revolving line of credit is expected to be increased from $500 million to $1 billion in March 2002. In addition, NRG Energy will maintain its $125 million letter of credit facility and plans to secure a funded $125 million credit facility for a total credit facility of $1.25 billion to be available in 2002.

The Contingent Equity Guarantee could increase to a maximum of $850 million by the end of 2002 as NRG Energy further utilizes the capacity of the Construction/Acquisition Revolver. Therefore, the amount of collateral required by the end of 2002 could increase to approximately $1.45 billion.

This report includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy’s nonregulated businesses compared with Xcel Energy’s regulated business; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to Xcel Energy’s report on Form 10-Q for the quarter ended Sept. 30, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc. (a Minnesota Corporation)

/s/ DAVID E. RIPKA David E. Ripka Vice President and Controller

February 22, 2002